As filed with the Securities and Exchange Commission on September 28, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	73-1309529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Fannin Street

Suite 4000

Houston, Texas 77002

(713) 512-6200

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT RETIREMENT SAVINGS PLAN

WASTE MANAGEMENT RETIREMENT SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES

(Full titles of the Plans)

Rick L Wittenbraker

Waste Management, Inc.

1001 Fannin Street

Suite 4000

Houston, Texas 77002

(713) 512-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	3,500,000	$32.31	$113,085,000	$12,959.54

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Waste Management Retirement Savings Plan and/or the Waste Management Retirement Savings Plan for Bargaining Unit Employees.
(2)	The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on September 25, 2012.

EXPLANATORY STATEMENT

In accordance with General Instruction E of Form S-8 under the Securities Act, the Registrant has filed this registration statement on Form S-8 to register the issuance of an additional 3,500,000 shares of Common Stock pursuant to the Waste Management Retirement Savings Plan and/or the Waste Management Retirement Savings Plan for Bargaining Unit Employees (the “Plans”). The contents of the Registration Statement on Form S-8 (Registration No. 333-153363) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on September 8, 2008 is incorporated herein by reference except to the extent otherwise updated or modified by this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed February 16, 2012.

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed April 26, 2012 and July 26, 2012, respectively.

(c)	The description of the Registrant’s Common Stock on Form 8-B filed with the Commission on July 13, 1995.

(d)	Current Reports on Form 8-K filed with the Commission on March 14, 2012, May 14, 2012, June 22, 2012, July 5, 2012, July 26, 2012 (except for the information furnished pursuant to Item 2.02), August 28, 2012 and September 11, 2012.

(e)	The Plans’ Annual Reports on Form 11-K for the fiscal year ended December 31, 2011 filed June 13, 2012.

All documents subsequently filed by the Registrant and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with Commission rules.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s Certificate of Incorporation and By-laws require that it provide indemnification to the maximum extent permitted from time to time under DCGL, and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Registrant or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the Registrant is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification is not be exclusive of other indemnification rights arising under any By-laws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Additionally, the Registrant has entered into separate indemnification agreements with each of the members of its Board of Directors, and the employment agreements between the Registrant and its Chief Executive Officer and other executive and senior vice presidents contain a direct contractual obligation of the Registrant to provide indemnification to the executive. These agreements provide directors and officers with the same indemnification by the Registrant as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the By-laws of the Registrant.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no director will be liable to the Registrant or its stockholders for any breach of fiduciary duty, except as limited under DGCL.

The Registrant’s directors and officers are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities and against which the Registrant may not indemnify them.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	—	Third Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	—	Amended and Restated By-laws of Waste Management, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed July 26, 2012).

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of McConnell & Jones LLP.

24.1	—	Power of Attorney.

The Registrant hereby undertakes that it will submit or has submitted the Plans and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans.

The securities being registered hereby for the Plans are not original issuance securities. Pursuant to Form S-8, Part II, Item 8(a), an opinion of counsel as to the legality of the shares purchased under the Plans is not required.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 28th day of September, 2012.

WASTE MANAGEMENT, INC.

By:	/s/ David P. Steiner
David P. Steiner
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 28th day of September 2012.

Signature	Title

/s/ David P. Steiner David P. Steiner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ James C. Fish, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
James C. Fish, Jr.

/s/ Don P. Carpenter	Vice President and Chief Accounting Officer
Don P. Carpenter	(Principal Accounting Officer)

*	Director
Bradbury H. Anderson

Director
Pastora San Juan Cafferty

*	Director
Frank M. Clark, Jr.

*	Director
Patrick W. Gross

*	Director
John C. Pope

*	Chairman of the Board and Director
W. Robert Reum

*	Director
Thomas H. Weidemeyer

*	Rick L Wittenbraker hereby signs this registration statement on behalf of the indicated persons for whom he is attorney-in-fact on September 28th, 2012 pursuant to a power of attorney filed herewith.

By:	/s/ Rick L Wittenbraker
Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Waste Management Employee Benefit Plans has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 28th day of September, 2012.

WASTE MANAGEMENT RETIREMENT SAVINGS PLAN WASTE MANAGEMENT RETIREMENT SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES

By: Administrative Committee of the Waste Management Employee Benefit Plans /s/ Krista DelSota
Krista DelSota
Vice President – Compensation, Benefits and HRIM Waste Management, Inc. Member—Administrative Committee of the Waste Management Employee Benefit Plans

INDEX TO EXHIBITS

4.1	—	Third Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	—	Amended and Restated By-laws of Waste Management, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed July 26, 2012).

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of McConnell & Jones LLP.

24.1	—	Power of Attorney.